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                                                                      EXHIBIT 12



                               NETWORK PLUS CORP.



                             COMPUTATION OF RATIOS


                       RATIO OF EARNINGS TO FIXED CHARGES



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
                                                                             NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                ------------------------------------------   -----------------
                                1993      1994      1995    1996     1997     1997      1998
                                -----   --------   ------   -----   ------   -------   -------
EARNINGS
Net income (loss) before
  income taxes................     45      3,019    4,007   1,475   (3,149)  (1,404)   (1,844)
Fixed charges.................      5          2       40     313      557      330     1,379
                                -----   --------   ------   -----   ------   ------    ------
          Total Earnings......     50      3,021    4,047   1,788   (2,592)  (1,144)     (465)
FIXED CHARGES
Interest expense..............      5          2       40     313      557      330       781
Preferred stock dividends and
  accretion of issuance costs
  and discount................     --         --       --      --       --       --       598
                                -----   --------   ------   -----   ------   ------    ------
          Total Fixed
            Charges...........      5          2       40     313      557      330     1,379
RATIO OF EARNINGS TO
  FIXED CHARGES...............   10.0x   1,510.5x   101.2x    5.7x    (4.7)x   (3.5)x    (0.3)x
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